Exhibit 10.5

COMMERCIAL SUB-LEASE AGREEMENT

THIS AGREEMENT made, entered into and executed this _______ day of February, 2012, by and between Discount Coupons Corporation, (hereinafter “Sub-Lessee”) and Gilbane Building Company d/b/a Mills Gilbane, (hereinafter called “Sub-Lessor”). Sub-Lessor and Sub-Lessee contract and agree as follows:

1.
Sub-Lessor hereby leases unto Sub-Lessee the following land and any improvements thereon:  5584 Rio Vista Drive, Clearwater, Florida 33760, consisting of a portion of the 4,898 square feet of general office/commercial space (hereafter “the leased property”), as more specifically detailed on the Floor Plan attached as Exhibit “A,” which also includes specific calculations regarding the parties’ sharing of the space and common facilities.

2.
The term of this lease shall be for the following term: March 1, 2012 to June 30, 2014. The provisions of this Sub-Lease are subject to the original lease.  (The original lease is  between Highwoods/Florida Holdings, L.P. as Landlord and W.G. Mills, Inc. as Tenant dated June 10, 1999, and Amended with its First Amendment To Lease Agreement dated July 28th, 2004 and Second Amendment to Office Lease dated November 13, 2008 between Bay Vista TIC, Landlord, and MSH Holding, Inc., Tenant, (hereafter collectively Original “Lease”)). Sub-Lessee shall comply with all the terms of the original lease, a copy of which is attached hereto as Exhibit ”B”, together with the First Amendment to Lease Agreement dated July 28, 2004, a copy of which is attached hereto as Exhibit “C” and the Second Amendment to Lease Agreement dated November 13, 2008, a copy of which is attached hereto as Exhibit “D.”.

3.
During the entire term, Sub-Lessee shall pay to Sub-Lessor, as rental, according to the rent schedule attached hereto as Exhibit “E”.  The rent shall be payable in equal monthly installments, in advance on the first day of each and every month during the term, together with all applicable taxes.  In addition, the Sub-Lessee shall pay to Sub-Lessor, as Additional Rent, an amount equal to Tenant’s Percentage of the Operating Expenses for each calendar year and estimated to be $3.71 psf for calendar year 2010.

4.	The leased property may be used as a general office and for no other purposes.

5.
Sub-Lessee agrees to pay Sub-Lessor a deposit of $3,489.00, equal to the last month’s basic rent excluding sales tax, to cover damages beyond normal wear and tear and unpaid rent. Sub-Lessor shall not be required to deposit said funds in a separate, interest-bearing account. Sub-Lessor agrees that if the premises and contents thereof are returned to it in the same condition as when received by the Sub-Lessee, reasonable wear and tear thereof excepted, Sub-Lessor will refund the deposit to Sub-Lessee at the end of the term, or within 30 days thereafter. Any reason for retaining a portion of the deposit shall be explained in writing within 30 days to the Sub-Lessee.

6.
 (A)        Indemnity.  Sub-Lessor and Sub-Lessee shall indemnify and save harmless the other from any and all losses, fines, suits, damages, expenses, claims, demands and actions of any kind resulting from their negligence, breach, or violation or non-performance of any condition hereof.

(B)        Insurance: Sub-Lessee shall, during the entire term of the Lease keep in full force and effect a policy of public liability insurance with respect to the Property and the business operated by Sub-Lessee in the Property as more specifically defined on the original Lease, §8 (pp. 6-7), naming Sub-Lessor as additional insured. Such coverage shall include a broad form general liability endorsement. The policy shall contain a clause that the Sub-Lessee will not cancel or change the insurance without first giving the Sub-Lessor ten (10) days prior written notice.

Duplicate originals or certificates of insurance of the policies provided shall be furnished by Sub-Lessee to Sub-Lessor and shall contain an agreement by the insurer that such policy or policies shall not be canceled without at least ten (10) days prior notice to the Sub-Lessor.

Sub-Lessee shall pay any and all taxes assessed against all of its personal property located on the premises, if any, and shall also pay any and all of its privilege, excise and other taxes duly assessed, if any. Sub-Lessee shall pay said taxes when due so as to prevent the assessment of any late fees or penalties.

7.
Sub-Lessor shall retain all utilities into its’ own name, including water, electricity, and other utilities used on the premises. Sub-Lessee shall reimburse Sub-Lessor for its pro-rata of all utilities, HVAC preventative maintenance, janitorial, pest control in accordance with the rent schedule attached hereto as Exhibit “E.”  Sub-Lessee shall establish and pay for its’ own service for internet connection.  Sub-Lessee will not use the existing internet connection service or telephone system and service utilized by Sub-Lessor.

8.
All repairs, maintenance, replacement or reconstruction to the interior of the portion of the building leased by Sub-Lessee which are not a responsibility of the primary Landlord as defined in the original Lease, including but not limited to replacement of glass doors and windows and repair of the plumbing, are to be made by Sub-Lessee for Sub-Lessee’s pro-rata of the building leased by Sub-Lessee. If Sub-Lessee fails to make such repairs or replacements promptly or within fifteen (15) days of occurrence, Sub-Lessor may, at its option, make such repairs or replacements and Sub-Lessee shall repay the costs thereof to Sub-Lessor on demand.  All HVAC repair and replacement costs, as defined in the base lease and as modified in the Second Amendment to Lease Agreement, shall be the responsibility of Sub-Lessee for the pro-rata of the building leased by Sub-Lessee.

9.	Sub-Lessee will keep the leased property in a clean and wholesome condition and will comply at all times with all lawful health and police regulations.

Sub-Lessee shall promptly comply with all of the ordinances of the County of Pinellas, or of any other governmental body applicable for said premises and to all ordinances and requirements enforced by the state board of health, sanitary, fire or police departments of the County of Pinellas for the correction, prevention and abatement of nuisances in and about or connected with the Property because of Sub-Lessee’s use thereof during the term of this Agreement, all at Sub-Lessee’s expense. Sub-Lessee shall provide for the removal of its own trash, waste paper, boxes and cartons and shall not permit any accumulation of such materials. Sub-Lessee shall not engage in any act which shall constitute a nuisance.

10.
If Sub-Lessee shall make default in the payment of the rent, or any part thereof or any other sums due under the terms hereof, when due as herein provided, or in any of the other covenants, agreements, conditions or undertakings herein contained, and such default shall continue for thirty days after notice thereof in writing to Sub-Lessee, or if (a) any proceeding under the bankruptcy act of the United States is begun by or against the Sub-Lessee, and an order of adjudication, or order approving the petition, be entered in such proceedings, or (b) a receiver or trustee is appointed for substantially all of the Sub-Lessee’s business or assets, or (c) if Sub-Lessee shall make an assignment for the benefit of creditors, or (d) if Sub-Lessee shall vacate or abandon the leased property, then, and in any such event, it shall be lawful for the Sub-Lessor, at his election, to declare the term hereof ended and to re-enter the leased property, and to repossess and enjoy the said premises and any buildings and improvements situated thereon without such a re-entry and repossession working a forfeiture of the rents to be paid and the covenants to be performed by the Sub-Lessee during the full term of this agreement. If any default shall be made in any covenant, agreement, condition, or undertaking which cannot with due diligence be cured within a period of 30 days, and if notice thereof in writing shall have been given to the Sub-Lessee, prior to the expiration for 30 days from and after the giving of such notice, shall commence to satisfy the cause of such default and shall proceed diligently and with reasonable dispatch to take all steps and do all work required to cure such default, then the Sub-Lessor shall not have the right to declare said term ended by reason of such default; provided, however, that the curing of any default in such manner shall not be construed to limit or restrict the right of Sub-Lessor to declare the said term ended and enforce all of their rights and remedies hereunder for any other default not so cured.

The foregoing provision for the termination of this lease for any default in any of its covenants shall not operate to exclude or suspend any other remedy of the Sub-Lessor for breach of any for said covenants, or for the recovery of said rent for the full term, and in the event of the termination or default in any of the terms of this lease as aforesaid.

11.
Sub-Lessee shall permit Sub-Lessor and his agents to enter the Property at all reasonable times for any of the following purposes to inspect the same: (i) to maintain the building in which the said premises are located, (ii) to make repairs to the Property as the Sub-Lessor is obligated or may elect to make, and (iii) to post notices of non-responsibility for alterations or additions or repairs.

12.
If the Property, including improvements thereon, are injured by fire or other casualty, Sub-Lessee shall have the exclusive right and option to either terminate this Agreement or reconstruct and/or repair the said damaged improvements and continue this Lease under its terms and conditions as if no such casualty occurred by giving written notice to Sub-Lessor of Sub-Lessee’s intention to so continue this Lease within thirty (30) days after the date of said damage or casualty. In the event that Sub-Lessee so elects to continue this Lease, any insurance proceeds payable as a result of said fire or casualty shall be first applied to pay the reconstruction or repair of said improvements, and any balance of such insurance proceeds after payment of said reconstruction or repair shall be paid to whoever owns the insurance policy under which payment is made.

13.
If, during the term of this Agreement, the Property shall be taken or condemned, either in whole or part, by competent authorities for public or quasi-public use, Sub-Lessee shall have the option to terminate this Agreement as of the date of taking. If Sub-Lessee elects not to terminate this Agreement, then this Agreement shall continue in full force and effect.

14.
It is understood and agreed that the relationship of the parties hereto is strictly that of Sub-Lessor and Sub-Lessee and that the Sub-Lessor has no ownership in the Sub-Lessee’s enterprise and the Agreement shall not be construed as a joint venture or partnership. The Sub-Lessee is not and shall not be deemed to be an agent or representative of the Sub-Lessor.

15.
All covenants, conditions and agreements and undertakings contained in this Agreement shall extend to and be binding on the respective heirs, successors, and assigns of the respective parties hereto the same as if they were in every case named and expressed.

16.
It is further understood and agreed by and between the Sub-Lessor and Sub-Lessee that, on account of breach or default by either party of any of their obligations hereunder, it shall become necessary for the other party to employ and/or consult with an attorney to give advice, or to enforce or demand any of either party’s rights or remedies hereunder, then, and in any such event, the defaulting or breaching party shall pay all attorney fees, court costs and other expenses occasioned by such default(s) or breach(es).

17.	Until further written notice to Sub-Lessee, all rent checks and all notices from Sub-Lessee to Sub-Lessor shall be served or sent to:

Gilbane Building Company
Attn:  Lem Sharp, Regional Manager
8433 Enterprise Circle, Suite 100
Bradenton, FL 34202
Fax No. 941-907-6974

Until further written notice to Sub-Lessor, all notices from Sub-Lessor to Sub-Lessee shall be served or sent to Sub-Lessee at the following address:

Discount Coupons Corporation
Attn: Pat Martin, President, Chief Executive Officer
3521 Kings Road South
St. Augustine, FL 32086

18.
This Agreement contains all of the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner other than by agreement in writing signed by all parties hereto or their respective successors in interest.

19.
If any section, paragraph, sentence or portion of this Agreement or the application thereof to any party or circumstance shall, to any extent, be or become invalid or illegal, such provision is and shall be null and void, but, to the extent that said null and void provisions do not materially change the overall agreement and intent of this entire agreement, the remainder of this Agreement shall not be affected thereby and each remaining provision of this Agreement shall be valid and enforceable to the fullest extent provided by law.

20.	This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

21.	This Sub-Lease is executed with the written consent of the original Lessor to allow Lessor to Sub-Lease the premises, which consent is attached hereto.

22.
Sub-Lease shall have the right to make such alterations and improvements to the Property as it deems necessary or desirable upon receipt of written approval by Sub-Lessor, which approval shall not be unreasonably withheld. Such alterations and improvements shall comply with all applicable construction laws and regulations and shall conform generally with the existing improvements on the Property. The Sub-Lessee shall keep the Property free from any and all liens arising out of the work performed or materials furnished in making such improvements.

WITNESS the signatures of the parties, this the __________ day of February, 2012.

Sub-Lessor: Gilbane Building Company d/b/a Mills Gilbane	Sub-Lessee: Discount Coupons Corporation

By: Lemuel Sharp, III Senior Vice President, Regional Manager	By: Pat Martin President, Chief Executive Officer

Exhibit “A”                          Floor Plan
Exhibit “B”                          Original Lease
Exhibit “C”                          1st Amendment to Lease
Exhibit “D”                          2nd Amendment to Lease
Exhibit “E”                           Rent Schedule